Exhibit 99.1

Market Release 21 March 2022

Newcrest to terminate its U.S. reporting obligations with the U.S. Securities and Exchange Commission in respect of its Ordinary Shares

Melbourne, Australia, March 21, 2022 – Newcrest Mining Limited (Newcrest) (ASX, TSX, PNGX: NCM) intends to file a certification with the U.S. Securities and Exchange Commission (the SEC) today in order to terminate the registration, and its reporting obligations, in respect of its ordinary shares under the U.S. Securities Exchange Act of 1934, as amended (the Exchange Act). If the SEC does not object, such deregistration and termination will become effective 90 days from today’s filing or such shorter period as the SEC may determine. However, Newcrest’s reporting obligations with the SEC in respect of its ordinary shares, including its obligations to file annual reports and furnish other reports, will immediately be suspended upon today’s filing.

Termination of Newcrest’s reporting obligations with the SEC will not affect Newcrest’s Level 1 ADR program in the United States, which will continue to be available as before, for the benefit of U.S. investors.

Newcrest’s ordinary shares will continue to be listed on the Australian Securities Exchange Ltd., the Toronto Stock Exchange, and PNGX Markets Limited. The information required to be made available pursuant to Rule 12g3-2(b) under the Exchange Act will be available on Newcrest’s website, www.newcrest.com.
Authorised by the Newcrest Disclosure Committee
For further information please contact:

Investor Enquiries: Tom Dixon +61 3 9522 5570 +61 450 541 389 Tom.Dixon@newcrest.com.au	North American Investor Enquiries: Ryan Skaleskog +1 866 396 0242 +61 403 435 222 Ryan.Skaleskog@newcrest.com.au

Media Enquiries: Tim Salathiel +61 3 9522 4263 +61 407 885 272 Tim.Salathiel@newcrest.com.au

This information is available on our website at www.newcrest.com

Newcrest Mining Limited – Level 8, 600 St Kilda Road, Melbourne – www.newcrest.com	1

Forward Looking Statements

This document includes forward looking statements and forward looking information within the meaning of securities laws of applicable jurisdictions. Forward looking statements can generally be identified by the use of words such as “may”, “will”, “expect”, “intend”, “plan”, “estimate”, “anticipate”, “believe”, “continue”, “objectives”, “targets”, “outlook” and “guidance”, or other similar words and may include, without limitation, statements regarding estimated reserves and resources, certain plans, strategies, aspirations and objectives of management, anticipated production, study or construction dates, expected costs, cash flow or production outputs and anticipated productive lives of projects and mines. The Company continues to distinguish between outlook and guidance. Guidance statements relate to the current financial year. Outlook statements relate to years subsequent to the current financial year.

These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance, and achievements to differ materially from any future results, performance or achievements, or industry results, expressed or implied by these forward looking statements. Relevant factors may include, but are not limited to, changes in commodity prices, foreign exchange fluctuations and general economic conditions, increased costs and demand for production inputs, the speculative nature of exploration and project development, including the risks of obtaining necessary licences and permits and diminishing quantities or grades of reserves, political and social risks, changes to the regulatory framework within which the Company operates or may in the future operate, environmental conditions including extreme weather conditions, recruitment and retention of personnel, industrial relations issues and litigation. For further information as to the risks which may impact on the Company’s results and performance, please see the risk factors included in the Operating and Financial Review included in the Appendix 4E and Financial Report for the year ended 30 June 2021 and the Annual Information Form dated 6 December 2021 which are available to view at www.asx.com.au under the code “NCM” and on Newcrest’s SEDAR profile.

Forward looking statements are based on Newcrest’s good faith assumptions as to the financial, market, regulatory and other relevant environments that will exist and affect Newcrest’s business and operations in the future. Newcrest does not give any assurance that the assumptions will prove to be correct. There may be other factors that could cause actual results or events not to be as anticipated, and many events are beyond the reasonable control of Newcrest. Readers are cautioned not to place undue reliance on forward looking statements, particularly in the current economic climate with the significant volatility, uncertainty and disruption caused by the COVID-19 pandemic. Forward looking statements in this document speak only at the date of issue. Except as required by applicable laws or regulations, Newcrest does not undertake any obligation to publicly update or revise any of the forward looking statements or to advise of any change in assumptions on which any such statement is based.

Newcrest Mining Limited – Level 8, 600 St Kilda Road, Melbourne – www.newcrest.com	2